EXHIBIT 5

AMENDMENT OF INVESTOR RIGHTS AGREEMENT

THIS AMENDMENT OF INVESTOR RIGHTS AGREEMENT (this “Amendment”), dated as of April 5, 2004, by and among Redback Networks, Inc., a Delaware corporation (along with its successors and assigns, the “Company”) and TCV IV, L.P., a Delaware limited partnership and TCV IV Strategic Partners, L.P., a Delaware limited partnership (collectively, the “Original Holders”). All capitalized terms used herein, which are not defined herein, shall have the meaning assigned to them in the Investor Rights Agreement, dated as of January 5, 2004, by and among the Company and the Original Holders (the “Investor Rights Agreement”).

RECITALS

WHEREAS, the Original Holders acquired from the Company, pursuant to a Securities Purchase Agreement, dated as of January 5, 2004 (the “Purchase Agreement”), shares of the Company’s Series B Convertible Preferred Stock, par value $0.0001 per share, and warrants to purchase 1,629,373 shares of the Company’s Common Stock, in the form attached to the Purchase Agreement (as amended from time to time, the “Warrants”);

WHEREAS, the Original Holders and the Company desire to amend the Investor Rights Agreement as set forth below;

NOW THEREFORE, in consideration of the above recitals and the mutual agreements set forth therein, the parties agree as follows:

1. Amendments. Upon the execution hereof, the Investor Rights Agreement is amended as follows:

A. Definitions.

(i) Registrable Securities. The definition of “Registrable Securities” is amended by deleting the period at the end of the definition and adding the following after clause (B) at the end of the definition:

“or (C) Common Stock issued pursuant to the Primary Shelf Registration.”

(ii) Warrants. The definition of “Warrants” is amended by deleting the period at the end of the definition and adding the following at the end of the definition”

”, as amended from time to time.”

(iii) Sale Transaction. The following new definition shall be added to
Section 1.

“Sale Transaction” shall mean any (i) consolidation or merger of the Company with or into any other corporation or other entity or person in which the stockholders of the Company immediately prior to such consolidation or merger own less than a majority of the equity interest and voting power of the surviving entity (or of the surviving entity’s parent) immediately after such consolidation or merger, excluding any consolidation or merger effected exclusively to change the domicile of the Company, or (ii) tender offer, corporate reorganization, or other acquisition transaction or series of related transactions, immediately after which the stockholders of the Company immediately prior to such tender offer, corporate reorganization, or other acquisition transaction or series of related transactions own less than a majority of the equity interests and voting power of the Company, or (iii) a direct or indirect sale, lease or other disposition of all or substantially all of the assets of the Company.

B. Restrictions on Transfer of Warrants.

Section 2 of the Investor Rights Agreement is deleted in its entirety and replaced with the following:

“SECTION 2 Restrictions.

(a) General. The Shares and Warrants shall not be sold, assigned, transferred or pledged except upon the conditions specified in Section 4, which conditions are intended to ensure compliance with the provisions of the Securities Act.

(b) Warrants. Until the earliest to occur of:

(i) October 5, 2004;

(ii) the receipt by the Company of aggregate gross proceeds of $10,000,000 or more in one or more financings consummated after April 5, 2004; and

(iii) the execution of an agreement by the Company for, or consummation of, a Sale Transaction; without the written consent of the Company, the Investors will not sell, assign, transfer or pledge the Warrants, other than a transfer or assignment to a subsidiary, affiliated partnership, affiliate or partner of limited liability company member (including limited partners, retired partners, spouses and ancestors, lineal descendants and siblings or such partners or spouses who acquire the Warrants by gift, will or intestate succession) of the Investors, provided that such transferee or assignee agrees to be bound by the provisions of this Section 2(b). Notwithstanding the foregoing, with respect to any agreement executed by the Company for a Sale Transaction, if such agreement is terminated prior to the occurrence of either subparagraph (i) or (ii) of the prior sentence, then the restriction set forth in the previous sentence shall be reinstated (until it would otherwise terminate in accordance with the previous sentence) with respect to any Warrants that have not been previously sold, assigned, transferred or pledged by the Investors.”

C. Mandatory Registrations.

Section 5 of the Investor Rights Agreement is deleted in its entirety and replaced with the following:

“SECTION 5 Mandatory Registration.

(a) Resale Shelf Registration. The Company shall file a registration statement covering the sale or distribution by the Holders, on a delayed or continuous basis, including without limitation, by way of underwritten offering, block sale or other distribution plan designated by the Holders of a majority of the Registrable Securities from time to time, of all of the Registrable Securities on Form S-3 (except if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, in which case such registration shall be on another appropriate form in accordance herewith) (the “Resale Shelf Registration”) within 97 days after the date hereof and shall cause the Resale Shelf Registration to be declared effective by the Commission (and shall take such appropriate actions as are related thereto including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification, if necessary, under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as promptly as possible after the filing thereof, but in any event prior to the date that is 165 days after the date hereof. Once declared effective, the Company shall use its reasonable best efforts to cause (x) the Resale Shelf Registration to be effective until the earlier of (i) five (5) years from January 5, 2004 and (ii) such time as the Holders own shares of Common Stock, or shares of Common Stock issuable upon exercise or conversion of the Registrable Securities, which in the aggregate are less than 5% of the Company’s outstanding shares of Common Stock and the Holders may sell all of their Registrable Securities without registration pursuant to Rule 144 under the Securities Act in any and all three-month periods, and (y) subject to Section 9(j), the Resale Shelf Registration to be useable by the Holders during such entire period. The Company shall not be obligated to take any action to effect the Resale Shelf Registration in any particular jurisdiction in which the Company would be required to qualify to do business, subject itself to general taxation or execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already qualified to do business, subject to general taxation or subject to service, as the case may be, in such jurisdiction, except as may be required by the Securities Act.

(b) Primary Shelf Registration. The Company shall file a registration statement covering the issuance by the Company, on a delayed or continuous basis, of shares of Common Stock upon exercise of the Warrants which are not Registrable Securities because they have been sold or transferred pursuant to the Resale Shelf Registration (the “Warrant Shares”) on Form S-3 (except if the Company is not then eligible to register for the issuance of the Warrant Shares on Form S-3, in which case such registration shall be on another appropriate form in accordance herewith) (the “Primary Shelf Registration”) within 97 days after the date hereof and shall use it reasonable best efforts to cause the Primary Shelf Registration to be declared effective by the Commission (and shall take such appropriate actions as are related thereto including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification, if necessary, under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as promptly as possible after the filing thereof, but in any event prior to the date that is 165 days after the date hereof. The registration statement and the prospectus for the Primary Shelf Registration may be combined with the registration statement and prospectus for the Resale Shelf Registration. Once declared effective, the Company shall use its reasonable best efforts, subject to Section 9(j) to cause the Primary Shelf Registration to be effective until and including the earlier of (i) expiration of the Warrants, currently January 2, 2011, and (ii) such time as all of the Warrants have been exercised for Warrant Shares. The Company shall not be obligated to take any action to effect the Primary Shelf Registration in any particular jurisdiction in which the Company would be required to qualify to do business, subject itself to general taxation or execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already qualified to do business, subject to general taxation or subject to service, as the case may be, in such jurisdiction, except as may be required by the Securities Act. The holders of Warrants which are not Registrable Securities because they have been sold or transferred pursuant to the Resale Shelf Registration, whether or not parties to this Agreement or assignees of rights under this Agreement, shall be third party beneficiaries of this Section 5(b).”

D. Registration Procedures.

Section 9 of the Investor Rights Agreement is amended by changing “Section 5” to “Section 5(a)” in the first sentence of that Section 9.

E. Third Parties.

Section 15 of the Investor Rights Agreement is amended by replacing the phrase “Nothing in this Agreement” with the phrase “Except as provided in Section 5(b), nothing in this Agreement”.

F. Amendments and Waiver.

Section 20 of the Investor Rights Agreement is amended by adding the following phrase to the end of the first sentence of that Section:

”; provided, however, that any amendment to Section 5(b) will also require the written consent of the holders of Warrants representing a majority of shares of Common Stock issuable upon exercise of the then outstanding Warrants.”

G. Effect of Amendments

The Investors hereby acknowledge that, although the Company has received a communication from the CUSIP Bureau (which has been disclosed to the Investors) indicating that the amendments to the Warrants would be sufficient to allow the Warrants to bear the same CUSIP number as the Company’s publicly-traded warrants having an exercise price of $5.00 (the “Public $5.00 Warrants”), the Company makes no representation or warranty that the amendments being effected to the Warrants and the Investor Rights Agreement, including the addition of the Primary Shelf Registration to the Investor Rights Agreement, will actually be sufficient to allow the Warrants to trade fungibly with the Public $5.00 Warrants.

2. Amendment of Warrants. The Company and the Investors agree that (i) each of the Warrants shall be amended to read in their entirety (other than with respect to the name of the holder and the applicable numbers of warrant shares) as set forth in Exhibit A hereto, and (ii) they will exchange the Warrants for such amended warrants promptly after the execution hereof. Upon the execution of this Amendment, all references to the Warrants in the Investor Rights Agreement and elsewhere shall mean the amended Warrants.

3. Confirmation. The Investor Rights Agreement, as amended by this Amendment, is in all respects confirmed and preserved. This Amendment and the Investor Rights Agreement shall henceforth be read together as a single agreement.

4. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

5. Headings. All section headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provisions of this Amendment.

6. Governing Law. This Amendment shall be governed by the laws of the State of California, without giving effect to its principles on conflict of law. IN WITNESS WHEREOF, the parties have executed this Amendment of Investor Rights Agreement as of the date first above written.

COMPANY:

REDBACK NETWORKS, INC.

By:

INVESTORS:

TCV IV, L.P.
By: Technology Crossover Management IV, L.L.C.
Its: General Partner

By:

Name: Robert C. Bensky Title: Attorney in Fact

TCV IV STRATEGIC PARTNERS, L.P.
By: Technology Crossover Management IV, L.L.C.
Its: General Partner
By:

Name: Robert C. Bensky Title: Attorney in Fact